FOR IMMEDIATE RELEASE

ENERJEX RESOURCES, INC. EXTENDS DEBENTURE
MATURITY DATE

Overland Park, Kan. (June 16, 2009) – EnerJex Resources, Inc. (OTC:BB – “ENRJ”) announced today an amendment to its June 21, 2007 Senior Secured Debentures, with a remaining principal balance of approximately $2.2 million. The Amendment extends the maturity date of the debentures to September 30, 2010, allows the Company to pay interest either in cash or payment-in-king (PIK), and adds a provision for the conversion of the debentures into shares of EnerJex’s common stock at $3.00 per share through May 31, 2010; reverting to 30 day weighted average price from June 1, 2010 through maturity.

Steve Cochennet, EnerJex’s President and CEO indicated “This amendment does several things for EnerJex. For one, it removes the near-term burden of this debt maturing, and also establishes a mechanism for this debt to be converted into equity.  With continued progress, it remains our intent to eventually redeem these notes.  We acknowledge the efforts of our subordinated debenture holders, and their willingness to work as partners during these turbulent times. We remain confident about our business prospects and truly appreciate the continued support of the debenture holders.”

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company formed in December 2005. Operations are focused on the mid-continent region of the United States.  The company acquires oil and natural gas assets that have existing production and cash flow.

Once acquired, the company implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as explore for additional reserves. Current production is approximately 270 gross barrels a day.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com ..

27 Corporate Woods, Ste 350	10975 Grandview Drive	Overland Park, KS 66210
Office: 913.754.7754		Fax: 913.754.7755
www.EnerJexResources.com

Forward-looking statements

The statements in this press release regarding the strategic initiatives, current production, actual and anticipated market conditions, any implied or perceived benefits from the debenture amendment, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to: the continued production of oil at historical rates; costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to repay the debentures; price of oil; actual conversion of the debentures into common stock; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
EnerJex Resources, Inc.
Steve Cochennet, 913-754-7754

27 Corporate Woods, Ste 350	10975 Grandview Drive	Overland Park, KS 66210
Office: 913.754.7754		Fax: 913.754.7755
www.EnerJexResources.com